                                   EXHIBIT 3.5

                            CERTIFICATE OF CORRECTION
                                       OF
                          CERTIFICATE OF DESIGNATION OF
                     SERIES A-1 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-2 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-3 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-4 CONVERTIBLE PREFERRED STOCK
                   AND SERIES A-5 CONVERTIBLE PREFERRED STOCK

     Zycad Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

     1. A Certificate of Designation of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock and Series A-5 Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on May 15, 1997, and was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on May 20, 1997. Said Certificate of Designation requires additional correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

     2. The inaccuracies or defects of said Certificate of Designation (as originally filed) to be corrected are as follows:

          (a) The words "Series A-1 Preferred" contained in the fourth line of Section 1 of said Certificate of Designation should be deleted and the words "Series A-4 Preferred" inserted in lieu thereof;

          (b) In the fifth line of Section 5(d) of said Certificate of Designation after the word "restrictions", the words "contained in the first sentence" were omitted and should be inserted at such point;

          (c) The introductory clause to Section 5(d) of said Certificate of Designation which reads "Until such time as the holders of Common Stock of the Company shall approve the issuance of shares of Common Stock upon conversion of the Preferred Stock representing in excess of 20% of the issued and outstanding shares of Common Stock of the Company:" should be deleted and the words "Until such time as the holders of Common Stock of the Company shall approve the issuance of shares of Common Stock upon conversion of the Preferred Stock (and exercise of the Company's Common Stock Purchase Warrants issued pursuant to the Subscription Agreements) representing 20% or more of the issued and outstanding shares of Common Stock of the Company:" should be inserted in lieu thereof;

          (d) The number "1,765,638" appearing twice in Section 5(d) of said Certificate of Designation should be deleted in each instance and replaced with the number "1,590,638";

          (e) The number "504,468" appearing three times in Section 5(d) of said Certificate of Designation should be deleted in each instance and replaced with the number "454,468"; and

          (f) In the fifth line of Section 5(f) of said Certificate of Designation after the word "restrictions", the words "contained in the first sentence" were omitted and should be inserted at such point.

     3. Exhibit A to said certificate is corrected to read in its entirety as set forth in Annex I hereto.

     Zycad Corporation has caused this Certificate of Correction of Certificate of Designation of Series A-1 Convertible Preferred Stock, Series A-2 Convertible Preferred Stock, Series A-3 Convertible Preferred Stock, Series A-4 Convertible Preferred Stock and Series A-5 Convertible Preferred Stock to be signed by Douglas E. Klint, its authorized officer, this 30th day of May, 1997.

                                   By: /s/ Douglas E. Klint
                                      -----------------------------------

                                   Title: Vice President and Secretary

                                     ANNEX I

                                    EXHIBIT A

                                    TERMS OF
                          CERTIFICATE OF DESIGNATION OF
                     SERIES A-1 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-2 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-3 CONVERTIBLE PREFERRED STOCK,
                     SERIES A-4 CONVERTIBLE PREFERRED STOCK
                   AND SERIES A-5 CONVERTIBLE PREFERRED STOCK
                                       OF
                                ZYCAD CORPORATION

     SECTION 1.  DESIGNATION, AMOUNT AND PAR VALUE.

     The series of preferred stock shall be designated as the Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred"), the Series A-2 Convertible Preferred Stock (the "Series A-2 Preferred"), the Series A-3 Convertible Preferred Stock (the "Series A-3 Preferred"), the Series A-4 Convertible Preferred Stock (the "Series A-4 Preferred") and the Series A-5 Convertible Preferred Stock (the "Series A-5 Preferred"). The Series A-1 Preferred, the Series A-2 Preferred, the Series A-3 Preferred, the Series A-4 Preferred and the Series A-5 Preferred are collectively referred to herein as the "Preferred Stock". The number of shares so designated shall be 70,000 shares of Series A-1 Preferred, 70,000 shares of Series A-2 Preferred, 20,000 shares of Series A-3 Preferred, 20,000 shares of Series A-4 Preferred and 20,000 shares of Series A-5 Preferred. The par value of each share of Preferred Stock shall be $0.10. Each share of Preferred Stock shall have a stated value of $35.00 per share (the "Stated Value").

     SECTION 2.  PREMIUM.

     (a) A premium ("Premium") shall accrue daily on each share of Preferred Stock beginning on the Original Issue Date (as defined in Section 7) of such share of Preferred Stock at a rate per share (as a percentage of the Stated Value per share) equal to six (6%) per annum.

     (b) Upon the occurrence of a Conversion Deficiency (as defined in Section 7), until such securities have been duly converted (including any such conversion after a Post Deficiency Conversion (as defined in Section 6) or redeemed as provided herein or sufficient shares are made available for full conversion of the outstanding Preferred Stock, the rate at which Premium accrues upon all shares of Preferred Stock shall be increased (i) immediately upon the occurrence thereof, to 8%; (ii) on the 31st day after the occurrence thereof, to 11%; (iii) on the 61st day after the occurrence thereof, to 14%; and after the passage of each additional thirty (30) day period thereafter, by an additional one percentage point; provided, that notwithstanding any cure of a Conversion Deficiency, the increase or increases in the rate at which Premium accrues which took place prior to such cure shall remain in effect after such cure. The Company shall provide prompt notice of any change in the rate at which Premium accrues to each holder of record of Preferred Stock as of the date of such change at such holder's address on the Company's books.

     SECTION 3.  VOTING RIGHTS; ADDITIONAL SERIES OF PREFERRED STOCK.

     Except as otherwise provided herein and as otherwise provided by law, the Preferred Stock shall have no voting rights. However, so long as any shares of a series of Preferred Stock are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the shares of such series of the Preferred Stock then outstanding, (i) alter or change the powers, preferences or rights given to such series of Preferred Stock, (ii) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined below) senior to, prior to or pari passu with such series of Preferred Stock, or (iii) issue any shares of Preferred Stock other than pursuant to the Exchange Agreements or pursuant to the Preferred Stock Purchase Warrants issued by the Company to the initial holders of Preferred Stock.

     SECTION 4.  LIQUIDATION; MERGER, CONSOLIDATION.

     Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the holders of shares of Preferred Stock shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value, plus an amount equal to accrued Premium, per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts together with any amounts payable to holders of Parity Securities, then the entire assets to be distributed shall be distributed among the holders of Preferred Stock and holders of Parity Securities ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company shall be deemed a Liquidation. The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each record holder of Preferred Stock.

     If at any time there occurs any consolidation or merger of the Company with or into any other corporation or other entity or person (whether or not the Company is the surviving corporation) or any other corporate reorganization or transaction or series of related transactions, in any of which in excess of 50% of the Company's voting power is transferred (a "Merger Transaction"), the Preferred Stock shall be deemed converted into Common Stock immediately prior to the effectiveness of such Merger Transaction at the Conversion Rate in effect on the business day prior to the effective date of such Merger Transaction; PROVIDED, HOWEVER, that if a Merger Transaction or the record date for determination of the Company's stockholders entitled to participate in such Merger Transaction shall occur at any time before the expiration of a period in which there were in the aggregate one hundred eighty (180) days on which no Conversion Deficiency existed following the effectiveness of the registration statement contemplated by the Registration Rights Agreements, dated as of February 13, 1997, between the Company and each initial holder of Preferred Stock, then at the option of each holder of Preferred Stock, such holder may elect to require the Company to redeem all of the

Preferred Stock held by such holder as of the effective date of such Merger Transaction in accordance with the provisions set forth in Section 6. Such holder shall be entitled to make such election at any time up to ten (10) trading days after the effective date of the Merger Transaction. Nothing in this Section 4 shall prohibit a holder of Preferred Stock from converting Preferred Stock into Common Stock in accordance with the terms of Section 5 hereof, up to and including the effective time and date of the Merger Transaction.

     SECTION 5.  CONVERSION.

     (a) HOLDER'S RIGHT TO CONVERT. Subject to the provisions of Section 5(d), each share of Preferred Stock shall be convertible into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Rate (as defined in Section 7) at the option of the holder in whole or in part at any time.

     (b) AUTOMATIC CONVERSION. Subject to the provisions of Section 5(d), each share of the Preferred Stock shall convert automatically into fully paid, validly issued and nonassessable shares of Common Stock at the Conversion Rate on February 13, 2000.

     (c) MECHANICS OF CONVERSION. A holder of Preferred Stock shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Attachment 1 (the "Conversion Notice") by either overnight courier or two-day courier to the principal office of the Company. Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected (the "Conversion Date"), which date may not be prior to the date the holder delivers such Conversion Notice by facsimile (with the original of such notice forwarded with the foregoing courier) to the Company at such office. Except as set forth below in this Section 5(c), each Conversion Notice, once given, shall be irrevocable. Each Conversion Notice shall provide for the holder's election to convert either (i) shares of Preferred Stock having an aggregate Stated Value of at least $50,000, or
(ii) if all of the shares of Preferred Stock held by such holder have an aggregate Stated Value of less than $50,000, all shares of Preferred Stock then held by such holder. Upon receipt of such Conversion Notice, the Company shall immediately verify the holder's calculation of the Conversion Rate and shall use its best effort to issue and deliver within three business days after delivery to the Company of the certificates representing the shares of Preferred Stock to be converted to the holder at the address of such holder on the Company's books, or to its designee, (i) a certificate or certificates, representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock and (ii) one or more certificates representing the number of shares of Preferred Stock not submitted for conversion; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the holder notifies the Company that such certificates have been lost, stolen or destroyed and provides an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. If after delivery of a Conversion Notice, such certificate or certificates are not delivered by the date required under this Section 5(c), the holder shall be entitled by written notice to the Company at any time on or before such holder's receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

     (d)  LIMITATION ON CONVERSION.     Until such time as the holders of
Common Stock of the Company shall approve the issuance of shares of Common Stock upon conversion of the Preferred Stock (and exercise of the Company's Common Stock Purchase Warrants issued pursuant to the Subscription Agreements) representing 20% or more of the issued and outstanding shares of Common Stock of the Company: (i) no share of Series A-1 Preferred may be converted into Common Stock pursuant to Sections 5(a) or 5(b) if the number of shares of Common Stock to be issued upon such conversion when aggregated with the number of shares of Common Stock previously issued upon conversion of the Series A-1 Preferred would exceed 1,590,638 (as such number may be adjusted to account for stock splits, combinations, stock dividends or similar transactions); (ii) no share of Series A-2 Preferred may be converted into Common Stock pursuant to Sections 5(a) or 5(b) if the number of shares of Common Stock to be issued upon such conversion when aggregated with the number of shares of Common Stock previously issued upon conversion of the Series A-2 Preferred would exceed 1,590,638 (as such number may be adjusted to account for stock splits, combinations, stock dividends or similar transactions); (iii) no share of Series A-3 Preferred may be converted into Common Stock pursuant to Sections 5(a) or 5(b) if the number of shares of Common Stock to be issued upon such conversion when aggregated with the number of shares of Common Stock previously issued upon conversion of the Series A-3 Preferred would exceed 454,468 (as such number may be adjusted to account for stock splits, combinations, stock dividends or similar transactions); (iv) no share of Series A-4 Preferred may be converted into Common Stock pursuant to Sections 5(a) or 5(b) if the number of shares of Common Stock to be issued upon such conversion when aggregated with the number of shares of Common Stock previously issued upon conversion of the Series A-4 Preferred would exceed 454,468 (as such number may be adjusted to account for stock splits, combinations, stock dividends or similar transactions); and (v) no share of Series A-5 Preferred may be converted into Common Stock pursuant to Sections 5(a) or 5(b) if the number of shares of Common Stock to be issued upon such conversion when aggregated with the number of shares of Common Stock previously issued upon conversion of the Series A-5 Preferred would exceed 454,468 (as such number may be adjusted to account for stock splits, combinations, stock dividends or similar transactions). In addition, no share of Preferred Stock may be converted into Common Stock if, after giving effect to the conversion of such share of Preferred Stock, the total number of shares of the Company's Common Stock deemed beneficially owned by the holder of such share of Preferred Stock, together with all shares of Common Stock deemed beneficially owned by the such holder's "affiliates" as defined in Rule 144 of the Securities Act of 1933, as amended, would exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, but shall be determined exclusive of shares of Common Stock issuable upon conversion of the unconverted portion of the shares of Preferred Stock and the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein.

     (e)  CERTAIN LIMITATIONS AND ADJUSTMENTS

          (i) STOCK SPLITS AND COMBINATIONS. The Company shall not effect or fix a record date for any stock split, subdivision or combination with an effective date within five (5) business days of a Merger Transaction.

          (ii) CERTAIN DIVIDENDS AND DISTRIBUTIONS. The Company shall not make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, with an effective date within five (5) trading days of the effective date of a Merger Transaction.

          (iii) ADJUSTMENT FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock (including, without limitation, rights to acquire Common Stock or such other securities), then and in each such event, provision shall be made so that each holder of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Company to which a holder on the relevant record or payment date, as applicable, of the number of shares of Common Stock so receivable upon conversion would have been entitled, plus any dividends or other distributions which would have been received with respect to such securities had such holder thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities, subject to all other adjustments called for during such period under this
     Section 5(e) with respect to the rights of the holders of Preferred Stock. For purposes of this Section 5(e)(iii), the number of shares of Common Stock so receivable upon conversion by a holder shall be deemed to be that number which such holder would have received upon conversion of all shares of Preferred Stock held by such holder if such holder's Conversion Date had been the day preceding the date upon which the Company announced the making of such dividend or other distribution.

          (iv) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. In the event that at any time or from time to time, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or reorganization provided for elsewhere in this Section 5(e) or a merger or consolidation, provided for in Section 4), then and in each such event each holder of Preferred Stock shall have the right thereafter to convert such Preferred Stock into the kind of stock receivable upon such recapitalization, reclassification or other change by holders of shares of Common Stock all subject to further adjustment as provided herein. In such event, the formulae set forth therein for conversion and redemption shall be equitably adjusted to reflect such change in number of shares or, if shares of a new class of stock are issued, to reflect the market price of the class or classes of stock (applying the same factors used in determination the Market Price for Shares of Common Stock) issued in connection with the above-described transaction.

          (v) REORGANIZATIONS. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5(e)) than, as a part of such reorganization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5(e) with respect to the rights of the holders of Preferred Stock after the reorganization to the end that the provisions of this
     Section 5(e) shall be applicable after that event and be as nearly equivalent as may be practicable, including, by way of illustration and not limitation, by equitably adjusting the formulae set forth herein for conversion and redemption to reflect the market price of the securities or property (applying the same factors used in determining the Market Price for Shares of Common Stock) issued in connection with the above-described transaction.

          (vi) In the event of a reasonable, good faith dispute between a holder of Preferred Stock and the Company with respect to the adjustment required by Sections 5(e)(iv) or 5(e)(v), then, at the option of either the holder or the Company, the dispute shall be submitted to the American Arbitration Association for resolution according to the then applicable rules thereof. The cost of such proceeding shall be shares fifty percent (50%) by the holder or holders involved in the dispute and fifty percent (50%) by the Company, except that each party shall bear its own legal and other expenses.

          (f) RESERVATION OF COMMON STOCK. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of each series of Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Preferred Stock, such number of shares of Common Stock as shall be issuable (taking into account the restrictions contained in the first sentence of Section 5(d) hereof, if applicable) upon the conversion of all outstanding shares of Preferred Stock; provided, that the number of shares reserved for each series of the Preferred Stock shall not be less than
(i) 2,115,638 shares of Common Stock for issuance upon the conversion of the Series A-1 Preferred; (ii) 2,115,638 shares of Common Stock for issuance upon the conversion of the Series A-2 Preferred; (iii) 604,468 shares of Common Stock for issuance upon the conversion of the Series A-3 Preferred;
(iv) 604,468 shares of Common Stock for issuance upon the conversion of the Series A-4 Preferred; (v) 604,468 shares of Common Stock for issuance upon the conversion of the Series A-5 Preferred; provided, however, that each such reserved amount shall be deemed to include each holder's pro rata portion of 500,000 shares of Common Stock previously reserved for issuance upon the exercise of the Company's Common Stock Purchase Warrants issued pursuant to the Subscription Agreements, which pro rata portion of such 500,000 shares may be issued either upon conversion of a holder's Preferred Stock or upon the exercise of such holder's Common Stock Purchase Warrants, at the option of such holder. Each specified number of shares reserved under this Section 5(f) shall be adjusted to account for stock splits, combinations, stock dividends or similar transactions. The Company covenants that all shares of

Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (g) FRACTIONAL SHARES. Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock. The number of shares of Common Stock issuable upon conversion shall be rounded up or down to the nearest whole share.

          (h) STOCK CERTIFICATES. The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

          (i) CONVERTED SHARES. Shares of Preferred Stock converted into Common Stock shall be canceled and shall have the status of authorized but unissued shares of preferred stock.

     Section 6.  REDEMPTION.

          (a) If (whether or not a Conversion Notice shall have been given with respect thereto) all outstanding shares of Preferred Stock cannot be fully converted pursuant into Common Stock pursuant to Sections 5(a) or 5(b) by reason of the limitation set forth in Section 5(d) (in either case a "Conversion Deficiency"), from and after the fifth (5th) day following a Conversion Deficiency, each holder shall have the right to demand in writing (a "Redemption Notice") from the Company immediate redemption of any portion of such holder's Preferred Stock with respect to which the Company does not have sufficient shares of Common Stock available due to the limitation under
Section 5(d) (which portion shall be determined on a pro rata basis as if all holders of Preferred Stock had given redemption notices on such date), at a redemption price per share equal to the greater of (A) the dollar amount which is the product of (x) the Conversion Rate and (y) the last reported sales price of the Common Stock on the date when the Redemption Notice was delivered or (B) 110% of the Stated Value per share of Preferred Stock plus accrued Premium; PROVIDED, HOWEVER, that no holder may deliver a Redemption Notice subsequent to receipt by such holder of notice from the Company (sent by overnight or two-day courier, with a copy sent by facsimile) of availability of sufficient shares of Common Stock to effect conversion (a "Post Deficiency Conversion") of all shares of Preferred Stock; PROVIDED, FURTHER, that such right shall be reinstated if the Company shall thereafter fail to perfect such Post Deficiency Conversion by delivery of Common Stock certificates in accordance with the applicable provisions of Section 5(b) hereof within five business days of delivery of the notice of Post Deficiency Conversion.

          (b) If an Event of Noncompliance shall exist, then each holder of Preferred Stock may deliver a Redemption Notice to the Company demanding immediate redemption of any or all of such holder's shares of Preferred Stock at a redemption price per share equal to the greater of (A) the dollar amount which is the product of (x) the Conversion Rate and (y) the last reported sales price of the Common Stock on the date when the Redemption Notice was delivered or (B) 110% of the Stated Value per share of Preferred Stock plus accrued Premium.

          (c) If on February 13, 2000, any shares of Preferred Stock cannot be converted into Common Stock pursuant to Section 5(b) by reason of the limitation set forth in Section 5(d), the Company shall redeem such remaining shares at a redemption price per share equal to the greater of (i) 120% of the Stated Value per share of Preferred Stock plus accrued Premium, or (ii) the dollar amount which is the product of (x) the Conversion Rate and (y) the last reported sale price of the Common Stock on such date.

          (d) The Corporation shall have the right, in its sole discretion, upon receipt of a Notice of Conversion pursuant to Section 5(c) or upon an automatic conversion pursuant to Section 5(b), to redeem any portion of the accrued Premium subject to such conversion for a sum of cash equal to the amount of the Premium being so redeemed. All cash redemption payments hereunder shall be paid in lawful money of the United States of America at such address for the holder as appears on the books of the Company (or at such other address as such holder shall hereafter give to the Company by written notice). In the event the Company elects, pursuant to this Section 6(d), to redeem all or any portion of the Premium in cash and fails to pay such holder the applicable redemption amount to which such holder is entitled by depositing a check in the United States mail to such holder within three
(3) business days of receipt by the Company of a Conversion Notice (in the case of a conversion pursuant to Section 5(a)) or of February 13, 2000 (in the case of a conversion pursuant to Section 5(b)), the Company shall thereafter forfeit its right to redeem such Premium in cash and such Premium shall thereafter by converted into shares of Common Stock in accordance with
Section 5 hereof.

     (e) Each holder of Preferred Stock shall have the right to require the Company to provide advance notice to such holder stating whether the Company will elect to redeem all or any portion of the Premium in cash pursuant to the Company's redemption rights discussed in Section 5(d). A holder may exercise such right from time to time by sending notice (an "Election Notice") to the Company, by facsimile, requesting that the Company disclose to such holder whether the Company would elect to redeem any portion of the Premium for cash in lieu of issuing Common Stock in accordance with Section 5(a). The Company shall, no later than the close of business on the next business day following receipt of an Election Notice, disclose to such holder whether the Company would elect to redeem any portion of a Premium in connection with a conversion pursuant to a Conversion Notice delivered over the subsequent five (5) business day period. If the Company does not respond to such holder within such one (1) business day period via facsimile, the Company shall, with respect to any conversion pursuant to the Conversion Notice delivered within the subsequent five (5) business day period, forfeit its right to redeem such Premium in accordance with Section 5(d) and shall be required to convert such Premium into shares of Common Stock in accordance with Section 5 hereof.

     SECTION 7.  DEFINITIONS.

          For the purposes hereof, the following terms shall have the following meanings:

          "Business Day" means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the state of California are authorized or required by law or other government actions to close.

          "Common Stock" means shares now or hereafter authorized of the class of Common Stock, par value $.10, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Date" has the meaning given in Section 5(c).

          "Conversion Date Market Price" means for each time period set forth below the average of the Market Price for Shares of Common Stock on the five
(5) trading days immediately preceding the Conversion Date multiplied by the percentage set forth opposite such time period:

          Conversion Date                           Percentage
          ---------------                           ----------

          Prior to May 15, 1997                       100.0%
          May 15, 1997 through June 13, 1997           85.0%
          June 14, 1997 through July 13, 1997          84.0%
          July 14, 1997 through August 12, 1997        83.0%
          August 13, 1997 through September 11, 1997 82.0% September 12, 1997 through October 11, 1997 81.0%
          On or after October 12, 1997                 80.0%

Each percentage set forth in the foregoing table will be reduced by two percentage points, if the effective date of a registration statement filed with the Securities and Exchange Commission relating to the resale of the Common Stock issuable upon conversion of the Preferred Stock occurs on or after May 15, 1997; by an additional three percentage points (on a pro-rated basis for each day during such period until effectiveness), if the effective date of such registration statement occurs after May 15, 1997 and prior to June 14, 1997; by an additional three percentage points (on a pro-rated basis for each day during such period until effectiveness), if the effective date of such registration statement occurs on or after June 14, 1997, and prior to July 14, 1997; by an additional three percentage points (on a pro-rated basis for each day during such period until effectiveness), if the effective date of such registration statement occurs on or after July 14, 1997, and prior to August 12, 1997.

          "Conversion Deficiency" has the meaning given in Section 6(a).

          "Conversion Rate" means, at any time, a fraction, of which the numerator is the Stated Value of a share of Preferred Stock plus accrued Premium for the period from the Original Issue Date of such share of Preferred Stock through the Conversion Date, and of which the denominator is the Conversion Date Market Price at such time.

          "Event of Noncompliance" means the occurrence of one or more of the following events:

          (a) The Company shall default (i) in making any redemption of Preferred Stock as required hereunder or (ii) any payment under
               Section 4.1 of an Exchange Agreement; or

          (b) Any of the representations of warranties made by the Company herein, in the Subscription Agreements, in the Exchange Agreements, or in any certificate or financial or other written statements of the Company heretofore or hereafter furnished by or on behalf of the Company in connection with the execution and delivery of the Subscription Agreements or the Exchange Agreements shall be false or (when taken together with other information furnished by or on behalf of the Company, including Exchange Act Reports) misleading in any material respect at the time made; or

          (c) The Company shall fail to perform or observe any covenant or agreement in the Subscription Agreements or the Exchange Agreements, or any other covenant, term, provision, condition, agreement or obligations of the Company under the terms hereof and such failure shall continue uncured for a period of ten (10) business days after notice from any holder of Preferred Stock of such failure; or

          (d) The Company shall (i) become insolvent; (ii) admit in writing its inability to pay its debts generally as they mature; (iii) make a general assignment for the benefit of creditors or commence proceedings for its dissolution; or (iv) apply for or consent to the appointment of a trustee, liquidator or receiver for it or for a substantial part of its property or business; or

          (e) A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within forty-five (45) days after such appointment; or

          (f) Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within forty-five (45) days thereafter; or

          (g) Any money judgment, writ or warrant of attachment, or similar process in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded and unstayed for a period of forty-five (45) days or in any event later than ten (10) days prior to the date of any proposed sale thereunder; or

          (h) Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings, or relief under any bankruptcy law or any law for the relief of debt shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within forty-five (45) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit to any material allegations of, or default in answering a petition filed in, any such proceeding; or

          (i) If prior to February 13, 2000, trading in the shares of the Common Stock shall be suspended on the Exchange for a period of five consecutive trading days, other than as a result of the suspension of trading in securities in general, or if such Shares are delisted and not relisted within ten (10) days thereafter.

          (j) If on or prior to February 14, 1998, the Company has not caused a registration statement relating to the resale of the Common Stock issuable upon conversion of the Preferred Stock to be declared effective by the Securities and Exchange Commission.

          "Exchange" means the Nasdaq Stock Market.

          "Exchange Agreements" means the several Convertible Securities Exchange Agreements, each dated as of May 15, 1997, between the Company and each of the original holders of the Preferred Stock.

          "Junior Securities" means the Common Stock and all other equity securities of the Company other than the Preferred Stock.

          "Liquidation" has the meaning given in Section 4.

          "Market Price for Shares of Common Stock" shall mean the price of one share of Common Stock determined as follows: (a) if the Common Stock is listed on the Exchange, the lowest reported sales price on the date of valuation; or (b) if the Common Stock is listed on a national securities exchange, the lowest reported sales price on the date of valuation; or (c) if neither of clauses (a) nor (b) applies but the Common Stock is quoted in the over-the-counter market on the "pink sheets" or bulletin board, the lesser of
(i) the lowest reported sales price or (ii) the last reported "bid" price on the date of valuation, or (d) if none of clauses (i), (ii) or (iii) above applies, the market value as determined by a nationally recognized financial advisor retained by the Company for such purpose, taking into consideration, among other factors, the earnings history, book value and prospects for the Company, and the prices at which shares of Common Stock recently have been traded.

          "Original Issue Date" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock; PROVIDED, HOWEVER, that in the case of Preferred Stock issued in exchange for the Company's 6% Convertible Subordinated Debentures due February 13, 2000, such term shall mean February 13, 1997.

          "Parity Securities" means any series of the Company's preferred stock designated as having rights upon Liquidation in parity with the rights of the holders of the Preferred Stock, the issuance of which was approved by the holders of a majority interest of each series of the Preferred Stock.

          "Person" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

          "Preferred Stock"  has the meaning given in Section 1.

          "Redemption Notice" has the meaning given in Section 6(a).

          "Stated Value" has the meaning given in Section 1.

          "Subscription Agreements" means the several Convertible Securities Subscription Agreements, each dated as of February 13, 1997, between the Company and each of the original holders of the Preferred Stock.

                                  ATTACHMENT 1
                      (To Be Executed by Registered Holder
            in order to Convert Series A Convertible Preferred Stock)

                                CONVERSION NOTICE
                                       FOR
                      SERIES A CONVERTIBLE PREFERRED STOCK

          The undersigned, as Holder of _______ shares of Series A Convertible Preferred Stock, represented by certificate No[s]. ____ the ("Preferred Stock"), hereby irrevocably elects to convert ____________ shares of Preferred Stock and U.S. $_____ of accrued Premium under the Preferred Stock into shares of Common Stock, par value $.10 per share (the "Common Stock"), of Zycad Corporation according Certificate of Designation relating to the Preferred Stock, as of the date written below. The undersigned hereby requests that share certificates for the Common Stock to be issued to the undersigned pursuant to this Conversion Notice be issued in the name of, and delivered to, the undersigned or its designee as indicated below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any.

          The undersigned represents and warrants that, after giving effect to the shares of the Company's Common Stock to be issued pursuant to this Conversion Notice, the total number of shares of the Company's Common Stock deemed beneficially owned by the undersigned, together with all shares of the Company's Common Stock deemed beneficially owned by the undersigned's "affiliates" as defined in Rule 144 of the Act, will not exceed 4.9% of the total issued and outstanding shares of the Company's Common Stock. For purposes hereof, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, but shall be determined exclusive of shares of Common Stock issuable upon conversion of the unconverted portion of the shares of Preferred Stock and the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein.

          Accompanying this Conversion Notice is a Conversion Rate Computation Schedule setting forth the determination by the undersigned of the number of shares of Common Stock issuable pursuant to this Conversion Notice.

Conversion Information:  NAME OF HOLDER:
                                        ---------------------------------------
                         By:
                            ---------------------------------------------------
                         Print Name:
                         Print Title:
                         Print Address of Holder:

                         ------------------------------------------------------
                         ------------------------------------------------------
                         Issue Common Stock to:--------------------------------
                         at:---------------------------------------------------
                         ------------------------------------------------------
                         Date of Conversion
                         ------------------------------------------------------
                         Application Conversion Rate

                         -------------------------------------

                      CONVERSION RATE COMPUTATION SCHEDULE


MARKET PRICE FOR SHARES OF COMMON STOCK on the five (5) trading days immediately preceding the date of this Conversion Notice:

                    Trading Day                    Low Price
                    -----------                    ---------





Conversion Date Market Price:
----------------------------


Average of Low Prices listed above:                  $___________

Applicable percentage thereof:                       ____________%

Conversion Date Market Price                         $____________

Stated Value of Shares to be Converted:
--------------------------------------
       plus
Premium to be Converted:                             $____________
-----------------------

Divided by Conversion Date
--------------------------
  Market Price per above:                            _____________
  ------------

Shares of Common Stock to be
  issued on conversion:                              _____________
                                                     _____________

Remaining Shares of Preferred Stock to be Issued
as New Certificate:                                  _____________